Exhibit 99.3

February 11, 2016

Mr. Terence M. Barr

Samson Oil & Gas Limited

1331 17th Street, Suite 710

Denver, Colorado 80202

Dear Mr. Barr:

In accordance with your request, we have estimated the proved reserves and future revenue, as of October 1, 2015, to the Potential Acquisition interest in certain oil and gas properties located in Montana and North Dakota, as listed in the accompanying tabulations. It is our understanding that Samson Oil & Gas Limited (Samson) plans to purchase this interest in these properties. We completed our evaluation on or about the date of this letter. This report has been prepared using price and cost parameters specified by Samson, referred to as the Bank Case, as discussed in subsequent paragraphs of this letter. The estimates in this report have been prepared in accordance with the definitions and guidelines set forth in the 2007 Petroleum Resources Management System (PRMS) approved by the Society of Petroleum Engineers (SPE); definitions are presented immediately following this letter.

We estimate the net reserves and future net revenue to the Potential Acquisition interest in these properties, as of October 1, 2015, to be:

	Net Reserves		Future Net Revenue (M$)
	Oil	Gas		Present Worth
Category	(MBBL)	(MMCF)	Total	at 10%

Proved Developed Producing	2,147.6	1,049.2	44,543.8	22,754.7
Proved Developed Non-Producing	1,188.9	2,240.7	17,214.9	11,284.2
Proved Undeveloped	3,343.7	2,340.6	52,772.6	17,609.2

Total Proved	6,680.3	5,630.5	114,531.3	51,648.1

Totals may not add because of rounding.

The oil volumes shown include crude oil, condensate, and natural gas liquids (NGL). Oil volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases.

The estimates shown in this report are for proved reserves. As requested, probable reserves that exist for these properties have not been included. No study was made to determine whether possible reserves might be established for these properties. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated. Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. The estimates of reserves and future revenue included herein have not been adjusted for risk.

This report includes summary projections of reserves and revenue by reserves category. Also included are reserves and economics data for each reserves category; these data include a summary projection of reserves and revenue along with one-line summaries of reserves, economics, and basic data by lease.

Gross revenue shown in this report is the interest owner's share of the gross (100 percent) revenue from the properties prior to any deductions. Future net revenue is after deductions for the interest owner's share of production taxes, ad valorem taxes, capital costs, and operating expenses but before consideration of any income taxes. The future net revenue has been discounted at an annual rate of 10 percent to determine its present worth, which is shown to indicate the effect of time on the value of money. Future net revenue presented in this report, whether discounted or undiscounted, should not be construed as being the fair market value of the properties.

As requested, this report has been prepared using oil and gas price parameters specified by Samson. Oil prices are based on NYMEX West Texas Intermediate prices and are adjusted for quality, transportation fees, and market differentials. Gas prices are based on NYMEX Henry Hub prices and are adjusted for energy content, transportation fees, and market differentials. All prices, before adjustments, are shown in the following table:

Period	Oil Price	Gas Price
Ending	($/Barrel)	($/MMBTU)

02-29-2016	39.63	2.300
12-31-2016	36.95	2.382
12-31-2017	42.36	2.725
12-31-2018	44.93	2.837
12-31-2019	46.74	2.944
Thereafter	48.07	3.065

Operating costs used in this report were provided by Samson and appear reasonable based on our knowledge of similar operations in the area. These costs include only direct lease- and field-level costs. Operating costs have been divided into per-well costs and per-unit-of-production costs. Headquarters general and administrative overhead expenses of Samson are not included. As requested, operating costs are not escalated for inflation.

Capital costs used in this report were provided by Samson and are based on authorizations for expenditure and actual costs from recent activity. Capital costs are included as required for workovers, new development wells, and production equipment. Based on our understanding of future development plans, a review of the records provided to us, and our knowledge of similar properties, we regard these estimated capital costs to be reasonable. As requested, capital costs are not escalated for inflation. Also as requested, our estimates do not include any salvage value for the lease and well equipment or the cost of abandoning the properties.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability.

We have made no investigation of potential volume and value imbalances resulting from overdelivery or underdelivery to the Potential Acquisition interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on the interest owner receiving its net revenue interest share of estimated future gross production.

The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be commercially recoverable; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, our estimates are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans as provided to us by Samson, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that our projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report.

For the purposes of this report, we used technical and economic data including, but not limited to, well logs, geologic maps, well test data, production data, historical price and cost information, and property ownership interests. The reserves in this report have been estimated using deterministic methods; these estimates have been prepared in accordance with generally accepted petroleum engineering and evaluation principles set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the SPE (SPE Standards). We used standard engineering and geoscience methods, or a combination of methods, including performance analysis, volumetric analysis, and analogy, that we considered to be appropriate and necessary to classify, categorize, and estimate reserves in accordance with the 2007 PRMS definitions and guidelines. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

The data used in our estimates were obtained from Samson, public data sources, and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. Supporting work data are on file in our office. We have not examined the titles to the properties or independently confirmed the actual degree or type of interest owned. The technical persons primarily responsible for preparing the estimates presented herein meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.
Texas Registered Engineering Firm F-2699

By: /s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

By: /s/ Dan Paul Smith	By: /s/ John G. Hattner
Dan Paul Smith, P.E. 49093	John G. Hattner, P.G. 559
Senior Vice President	Senior Vice President

Date Signed: February 11, 2016	Date Signed: February 11, 2016

BWJ:AHA

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